NEWS RELEASE

Contact: Julie Prozeller – Analysts/Investors

Financial Dynamics

Email: alliancedata@fd.com

Voicemail: 212-850-5721

Shelley Whiddon – Media

Alliance Data

972.348.4310

Shelley.Whiddon@alliancedata.com

ALLIANCE DATA COMPLETES NEW FINANCING FACILITY WITH BARCLAYS CAPITAL

DALLAS, Texas (March 7, 2008) — Alliance Data Systems Corporation (NYSE: ADS) (the Company), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that its private label credit card banking subsidiary, World Financial Network National Bank, has completed a new financing facility to accommodate the upcoming maturity in the spring of $600 million in bonds backed by credit card assets.

The facility itself will fund 88 percent of the maturing issue at favorable “all-in” rates, and is provided by Barclays Capital, the investment banking division of Barclays Bank. The remaining 12 percent of the maturing issue will be funded by the Company with cash, CDs or placed with another private investor until such time as the Company may choose to issue public or private asset-backed bonds either this year or in 2009. The Company feels this structure will provide the greatest opportunity to optimize its funding costs.

The Company regularly utilizes both the public and private markets as needed to position itself for continued growth while optimizing capital efficiency and, hence, free cash flow. Despite the current volatility in the capital markets, this transaction demonstrates that liquidity is readily available for companies with strong track records and high-quality assets. Additionally, the Company’s “all-in” funding rate on the entire $600 million will be between 150 and 200 basis points below its budgeted rate for this transaction. The Company notes that, while spreads have widened a bit, the base rates used on these transactions (such as LIBOR, Fed Funds, commercial paper, or the like) have improved at an even more dramatic rate. The expected savings from these lower funding costs is just one aspect of Alliance Data’s overall strategy to offset a moderate and expected increase in credit losses. This “natural hedge” will provide continued stability and visibility to the Company’s private label business. Additionally, the Company’s business model is further enhanced by its recession-resistant and high-growth engines, namely its Loyalty AIR MILES® Reward Program in Canada and its Epsilon transaction-based marketing businesses.

Ed Heffernan, executive vice president and chief financial officer of Alliance Data, noted that the favorable rate environment combined with good liquidity for solid performing companies suggest that this would be an optimal opportunity to lock down favorable rates for both near-term needs as well as longer-term objectives.

“Our current sources of immediate liquidity include cash, CDs, private conduits and bank facilities,” said Heffernan. “Combined, the Company has $3.8 billion in immediate liquidity of which $1.8 billion remains unused. We will continue to monitor each of these sources as well as add incremental liquidity through the public and private asset-backed markets as appropriate in order to optimize our funding costs.”

About Alliance Data
Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the company, visit its website, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the proposed merger, including the risk that conditions to closing, including the condition relating to OCC approval, may not be satisfied and that the proposed merger may not be consummated, as well as risks and uncertainties arising from actions that the respective parties to the merger agreement may take in response to the developments discussed in this release or the filing or outcome of the litigation commenced by the Company against the Blackstone entities. The Company cannot provide any assurance that the conditions to closing the transactions will be satisfied or that the proposed merger will be completed. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

# # #